Exhibit 99.1

News Release

Contact:  Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA NAMES BRIAN W. KOCHER CHIEF FINANCIAL OFFICER

CINCINNATI – Feb. 21, 2012 – Chiquita Brands International, Inc. (NYSE: CQB), announced today that the company’s board of directors has appointed Brian W. Kocher,  to serve as senior vice president and chief financial officer effective upon the filing of the company’s 2011 annual report.

In this role, Kocher will be responsible for all the aspects of the company’s financial operations worldwide.  Kocher is currently the company’s president, Europe and the Middle East and previously served as Chiquita’s vice president, controller and chief accounting officer.  Kocher succeeds Michael Sims, who has resigned to accept an assignment with another company.

“I am extremely pleased to announce Brian’s new role as chief financial officer,” said Fernando Aguirre, chairman and chief executive officer.  “Brian’s outstanding track record of success in senior finance and operational roles makes him an ideal leader for our company.  Brian has long been part of our succession planning, and his first-hand knowledge of our industry in Europe and North America provide a breadth of experience that will accelerate our ability to grow our business and to build on the momentum he has helped to create.”

Added Aguirre, “I want to thank Mike Sims for his tremendous contributions to Chiquita during his more than 20 years with the company.  His leadership and record of accomplishment leave an impressive legacy, and the foundation he helped create will continue to serve us well.  We wish him every success in his future endeavors.”

Kocher, who joined the company in 2005, most recently served as president, Europe and the Middle East where he had responsibility for leading the company’s operations throughout the region, including bananas, other produce and diversified value-added products.  Previously he served as president, North America, where he led the successful transformation of Chiquita’s North American banana and salad business.  He has more than 18 years of accounting, sales, finance and business process change expertise, including senior roles at General Electric, Hill-Rom, and PricewaterhouseCoopers.

Chiquita has initiated a search process to identify a new president, Europe and the Middle East, and in the interim Kocher will continue to oversee Chiquita’s European business.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is committed to Improving World Nutrition as a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads.  The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks.  With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide.  For more information, please visit www.chiquita.com.
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